Exhibit 32.1

CERTIFICATION

Pursuant to the requirements set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. § 1350, as adopted, the “Sarbanes-Oxley Act”), D. Andrew Myers, the Chief Executive Officer of Scientific Learning Corporation (the “Company”), hereby certifies that, to the best of his knowledge:

1.
The Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2009, to which this Certification is attached as Exhibit 32.1(the “Periodic Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated:    November 6, 2009

/s/ D. Andrew Myers
D. Andrew Myers
Chief Executive Officer

This certification accompanies and is being “furnished” with this Periodic Report, shall not be deemed "filed" by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended or otherwise subject to liability under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Periodic Report, irrespective of any general incorporation language contained in such filing.